Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Senior Vice President/ Chief Financial Officer
Distribute to:	[Virginia State/Local Newslines, NY Times, AP, Reuters, S&P, Moody, Dow Jones, Investor Relations Service]
October 31, 2005 [9:00 a.m.] Traded: NASDAQ Symbol: UBSH

Union Bankshares Corporation and Prosperity Bank & Trust

Company Announce Definitive Merger Agreement

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) - Union Bankshares Corporation [NASDAQ: UBSH] (“Union”) and Prosperity Bank & Trust Company (“Prosperity”) today announced the signing of a definitive merger agreement, pursuant to which Union will acquire Prosperity in an all cash transaction valued at $36 million. Prosperity, with nearly $130 million in assets, operates three offices in Springfield, VA, located in affluent Fairfax County, a suburb of Washington, D.C. Upon completion of the transaction, Union will have total assets of over $2.0 billion.

Under the terms of the merger agreement, shareholders of Prosperity will be entitled to receive $90.00 in cash for each share of Prosperity. Union expects to achieve 20 percent cost savings, or approximately $500 thousand, through the reduction of administrative and operational redundancies and, as a result, the transaction is expected to be immediately accretive to earnings per share.

“Prosperity provides us with an excellent opportunity to strengthen our franchise, expanding our branch footprint in the attractive Northern Virginia market with an experienced management team and a solid customer base,” said Union’s President and Chief Executive Officer G. William Beale. “We believe that by combining Prosperity’s established deposit franchise and commercial lending portfolio with Union’s retail banking model, we will be able to transform an already profitable franchise into one that is even more successful,” Beale concluded.

Robert J. McDonough, Prosperity Bank & Trust Company’s Chairman, President and Chief Executive Officer, said, “We are extremely excited about joining the Union Bankshares family. This transaction provides our shareholders with a significant return on their investment, and enhances our ability to serve our customers and our community through the increased products and services we will be able to offer by way of joining a larger community banking franchise.”

It is anticipated that the transaction will be completed during the first quarter of 2006, pending regulatory approvals and the approval of shareholders of Prosperity Bank & Trust Company. Prosperity will retain its charter and become a wholly-owned subsidiary of Union Bankshares Corporation. Mr. McDonough will remain President & CEO of Prosperity.

Union Bankshares is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust (33 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the cities of Charlottesville and Fredericksburg), Northern Neck State Bank (9 locations in the counties of Richmond,

Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank in Washington, Virginia and Bank of Williamsburg ( 3 locations in Williamsburg and Newport News). Union Bank & Trust also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides full brokerage services and Mortgage Capital Investors provides a full line of mortgage products. The Bank of Williamsburg also owns a non-controlling interest in Johnson Mortgage Company, LLC.

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on Union’s and Prosperity’s current expectations, estimates and projections about future events. This may include statements regarding the timing of the closing of the transaction, the timing and success of integration efforts once the transaction is complete, Union’s expectations or ability to realize growth and efficiencies through the acquisition of Prosperity and the impact of the transaction on Union’s business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether the merger will be approved by the shareholders of Prosperity or by regulatory authorities, whether each of the other conditions to closing set forth in the merger agreement will be met and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. Union undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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